Company Contact: Donald R. Peck, CFO 617-638-2000	Fleishman-Hillard Inc. Investor Relations: Jeremy Skule, 212-453-2245 Media Relations: Eli Neusner, 617-267-8223

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD ANNOUNCES EXPECTED REVENUES ON $673.3 MILLION
PRIVATE STUDENT LOAN SECURITIZATION

BOSTON, MA, June 8, 2006 – The First Marblehead Corporation (NYSE: FMD) today announced completion of the pricing of debt securities to be issued by The National Collegiate Student Loan Trust 2006-2 (the Trust) in a previously announced securitization of private student loans. The Trust expects to issue $673.3 million in principal amount of asset-backed securities, and a prospectus supplement has been filed with the Securities and Exchange Commission regarding the transaction. The Company expects the transaction to close later today.

As previously announced, at the closing of the transaction, First Marblehead expects to receive up-front structural advisory fees of approximately $42 million, or 8.3% of the private student loan balance securitized. In addition, over the term of the Trust, First Marblehead expects to receive additional structural advisory fees from the Trust with an estimated discounted present value of approximately $6 million, or 1.2% of the loan balance securitized, as well as residual revenue with an estimated discounted present value of approximately $38 million, or 7.4% of the loan balance securitized. These revenue estimates are subject to change based on a number of factors, including the variance, if any, between the estimated and actual amount of private student loans purchased by the Trust at the time of closing.

About First Marblehead

First Marblehead, a leader in creating solutions for education finance, provides outsourcing services for private, non-governmental, education lending in the United States. The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

The National Collegiate Funding LLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents The National Collegiate Funding LLC has filed with the SEC for more complete information about The National Collegiate Funding LLC, the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, The National Collegiate Funding LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

Statements in this press release regarding the proposed securitization of private student loans, including statements relating to First Marblehead’s expected revenues from the transaction, and any other statements that are not purely historical, constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon our plans, estimates and expectations as of June 8, 2006. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors, that may cause First Marblehead’s performance or achievements, or the timing of events, to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include: any variance between the actual performance of the Trust and the key assumptions we have used to estimate the present value of additional structural advisory fees and residual revenue, including prepayment and discount rates, interest rate trends, expected credit losses from the underlying securitized loan portfolio, net of recoveries, and the expected timing of cash flows from the Trust’s underlying student loan assets; any variance between the estimated and actual amount of private student loans purchased by the Trust at the time of closing; the satisfaction of closing conditions related to the purchase of private student loans and issuance of student loan asset-backed securities by the Trust; and the other factors set forth under the caption “Factors That May Affect Future Results” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2006. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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